===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                         JOS. A. BANK CLOTHIERS, INC.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:






Reg. (S) 240.14a-101.

SEC 1913 (3-99)

                         JOS. A. BANK CLOTHIERS, INC.

                               500 Hanover Pike
                           Hampstead, Maryland 21074

Dear Shareholder:

     You are cordially invited to attend the 2001 annual meeting of shareholders of Jos. A. Bank Clothiers, Inc., which will be held at the Company's corporate offices, 500 Hanover Pike, Hampstead, Maryland, commencing at 10:00 a.m. on Thursday, July 19, 2001.

     The following pages contain the formal notice of the annual meeting and the related Proxy Statement. The Company's Annual Report for the fiscal year ended February 3, 2001 is enclosed with this proxy material. The Annual Report is not to be regarded as proxy solicitation material.

     Issues to be considered and voted upon at the annual meeting are set forth in your Proxy Statement. You are encouraged to review carefully the Proxy Statement and attend the annual meeting in person. If you cannot attend the annual meeting in person, please be sure to sign and date the enclosed proxy card and return it at your earliest convenience so that your shares will be represented at the annual meeting.

     I look forward to meeting you on July 19th and discussing with you the business of your company.

                                Sincerely,

                                /s/ Robert N. Wildrick,

                                Robert N. Wildrick,
                                President and Chief Executive Officer

June 4, 2001

                         JOS. A. BANK CLOTHIERS, INC.
                               500 Hanover Pike
                           Hampstead, Maryland 21074

              Notice of Annual Meeting of Shareholders to be Held
                                 July 19, 2001

To the Shareholders of Jos. A. Bank Clothiers, Inc.

     The 2001 annual meeting of shareholders of Jos. A. Bank Clothiers, Inc. (the "Company") will be held at the Company's corporate offices, 500 Hanover Pike, Hampstead, Maryland, at 10:00 a.m. on Thursday, July 19, 2001. At the meeting, shareholders will act on the following matters:

     1. Election of one director for a term expiring in 2004 or at such time as his successor has been duly elected and qualified;

     2. Ratification of the adoption of the Jos. A. Bank Clothiers, Inc. 2001 Long-Term Incentive Plan;

     3. Ratification of the appointment of Arthur Andersen LLP as the Company's independent public accountants for the fiscal year ending February 2, 2002; and

     4. Transaction of any other business that may properly come before the meeting or any postponement or adjournment.

     The Board of Directors has fixed the close of business on May 24, 2001 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and at any postponement or adjournment.

                                   By order of the Board of Directors,

                                   /s/ Charles D. Frazer,

                                   Charles D. Frazer,
                                   Secretary

June 4, 2001

                         JOS. A. BANK CLOTHIERS, INC.
                               500 Hanover Pike
                           Hampstead, Maryland 21074

                        ANNUAL MEETING OF SHAREHOLDERS

                                PROXY STATEMENT
                                ---------------

                INFORMATION CONCERNING SOLICITATION AND VOTING

     The enclosed form of proxy is solicited on behalf of the Board of Directors (the "Board") of Jos. A. Bank Clothiers, Inc., a Delaware corporation (the "Company"), to be voted at the 2001 annual meeting of shareholders to be held on July 19, 2001 at 10:00 a.m. at the Company's corporate offices, 500 Hanover, Pike, Hampstead, Maryland and at any postponement or adjournment (the "Meeting"). This Proxy Statement and the accompanying form of proxy will be mailed commencing on or about June 19, 2001 to all shareholders entitled to vote at the Meeting. The Company's Annual Report for the fiscal year ended February 3, 2001 ("Fiscal 2000") is enclosed with this proxy material. The Company's Annual Report is not to be regarded as proxy solicitation material.

     You can ensure that your shares will be voted by signing and returning the enclosed proxy in the envelope provided. Unless otherwise specified in the proxy (and except for broker non-votes and abstentions as described below), stock represented by proxies will be voted (a) FOR the election of management's nominee for director, (b) FOR the ratification of the adoption of the Jos. A. Bank Clothiers, Inc. 2001 Long Term Incentive Plan (the "2001 Incentive Plan"),
(c) FOR the ratification of the appointment of Arthur Andersen LLP as independent public accountants of the Company for the fiscal year ending February 2, 2002 ("Fiscal 2001") and (d) at the discretion of the proxyholders with respect to such other matters as may come before the Meeting. Granting a proxy will not affect your right to attend the Meeting and vote in person. Any shareholder giving a proxy will have the right to revoke it at any time prior to its exercise by (i) giving written notice of revocation to the Company,
Attention: Secretary; (ii) filing a new written appointment of a proxy with an officer of the Company; or (iii) by voting in person at the Meeting. Attendance at the Meeting will not automatically revoke the proxy.

     The cost of solicitation of proxies, which is estimated to be less than $2,500, will be borne by the Company. Directors, officers and employees of the Company may solicit proxies by telephone, telegraph or personal interview, but will not be specially compensated for such services. The Company will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable expenses incurred by them in sending proxy materials to beneficial owners of shares.

     Shareholders of record of the Company's common stock, $.01 par value (the "Common Stock") as of the close of business on May 24, 2001 (the "Record Date") are the only persons entitled to vote at the Meeting. As of the Record Date, the Company had outstanding 5,955,627 shares of Common Stock, the Company's only class of voting securities outstanding. Each share of Common Stock outstanding entitles the holder thereof to one vote. The presence, in person or by proxy, of the holders of a majority of all the outstanding shares of Common Stock constitutes a quorum at the Meeting. Shares represented by proxies that reflect abstentions or "broker non-votes" (i.e., shares held by a broker or nominee which are represented at the Meeting, but with respect to which such broker or nominee is not empowered to vote on a particular proposal) will be counted as shares that are present and entitled to vote for purposes of determining the presence of a quorum. Any shares not voted (whether by abstention, broker non-vote or otherwise) will have no impact in the election of directors, except to the extent that the failure to vote for an individual results in another individual receiving a larger proportion of votes. Abstentions as to the proposals to ratify the adoption of the 2001 Incentive Plan and the selection of Arthur Andersen LLP as the Company's independent public accountants will have the same effect as votes against such proposals. Broker non-votes will be treated as unvoted for purposes of determining approval of such proposals and will not be counted as votes for or against such.

     The Company's principal executive offices are located at 500 Hanover Pike, Hampstead, Maryland 21074.

                                PROPOSAL NO. 1
                             ELECTION OF DIRECTORS

     The Board currently consists of five (5) members. Effective July 19, 2001, Board member Peter V. Handal has resigned from the Board and the number of directors constituting the Board has been reduced to four (4). The Board is divided into three classes, with each class holding office for a term of three
(3) years. The Board has nominated Gary S. Gladstein for re-election to the Board for a term of three years expiring in 2004 or at such time as his successor has been duly elected and qualified. In voting for a director, for each share of Common Stock held as of the Record Date, the shareholder is entitled to cast one vote either in favor of or against the candidate, or to abstain from voting for the candidate. The Board recommends a vote FOR Mr. Gladstein as a director. It is intended that shares represented by the enclosed form of proxy will be voted in favor of the election of Mr. Gladstein as director. Mr. Gladstein is currently a director of the Company. If Mr. Gladstein should become unavailable for election, the shares represented by such proxies will be voted for such substitute nominee as may be nominated by the Board. The Board has no reason to expect that the nominee will not be a candidate for director at the Meeting. The election of a director requires the affirmative vote of a plurality of the shares of Common Stock present or represented and entitled to vote at the Meeting.

Director Standing for Election.  The director standing for election is:

Gary S. Gladstein                                           Director since 1989

     Mr. Gladstein, 56, has been a Senior Consultant to Soros Fund Management LLC, an investment advisory firm, since January 2000. From 1989 to December 1999, he was a Managing Director and the Chief Operating Officer of Soros Fund Management LLC. Mr. Gladstein is also a Certified Public Accountant. Mr. Gladstein is a director of Mueller Industries, Inc., a publicly traded company listed on the New York Stock Exchange; I.R.S.A. Inversiones Y Representaciones S.A., a publicly traded real estate company in Buenos Aires, Argentina with Global Depository Receipts listed on the New York Stock Exchange; Cresud, S.A., a publicly traded agriculture company in Argentina with Global Depository Receipts listed on NASDAQ; The Quantum Dolphin Fund and certain other non-public companies.

Continuing Directors with terms expiring in 2002. The following directors were elected at the Company's 1999 annual meeting for terms expiring in 2002:

David A. Preiser                                            Director since 1990

     Mr. Preiser, 43, has been a Managing Director of Houlihan, Lokey, Howard & Zukin, Inc., an investment banking firm since January, 1993. Mr. Preiser has been the Managing Director of Sunrise Capital Partners, L.P., a private equity fund affiliated with Houlihan, Lokey, since the inception of the fund in December, 1998. Mr. Preiser is a director of NVR, Inc., a publicly traded home building company and is a director of Akrion, LLC and Airwalk International, LLC, two privately held portfolio companies controlled by Sunrise Capital Partners, L.P.

Robert N. Wildrick                                         Director since 1994

     Mr. Wildrick, 57, has served as Chief Executive Officer of the Company since November 1999 and President of the Company since December 1999. He was Director, President and Chief Executive Officer of Venture Stores, Inc., ("Venture") a publicly traded family value retailer, from April, 1995 to May, 1998 and was Chairman of the Board of Venture from January, 1996 to May, 1998/1/. From 1976 to April, 1995, Mr. Wildrick was employed by Belk Stores Services, a retailing company, in various capacities, including Corporate Executive Vice President for Merchandise and Sales Promotion, Chief Merchandising Officer, Senior Vice President (Corporate) and General Manager. Mr. Wildrick currently serves on the Board of Directors of the Greater Baltimore Alliance and is a member of the Advisory Board of Johns Hopkins Children's Hospital. Mr. Wildrick is a former member of the Board of Directors and the executive committee of The Fashion Association and a former member of the Board of Directors of Goodwill Industries International, Inc.

Continuing Director with a term expiring in 2003. The following director was elected at the Company's 2000 annual meeting for a term expiring in 2003:

Andrew A. Giordano                                          Director since 1994

     Mr. Giordano, 68, has served as Chairman of the Board of the Company since May 1999. He was interim Chief Executive Officer of the Company from May 1999 to October 1999. Mr. Giordano has been a principal of The Giordano Group, Limited, a diversified consulting firm, since its founding in February 1993. Mr. Giordano was the President and Chief Operating Officer of Graham-Field Health Products, Inc. from February 1998 to June 1998 and was a director of Graham-Field from 1994 to June 1998./2/ Mr. Giordano is a director of the Nomos Corporation, a conformal radiation therapy provider. Mr. Giordano is a director of the Navy Memorial Foundation and the Navy, Marine Corps Residence Foundation. In 1984, Mr. Giordano retired from his position as CEO, Naval Supply Systems Command with the rank of Rear Admiral.

     Certain of the Company's directors were elected pursuant to a stockholders agreement which has since been amended and restated. Pursuant to such agreement, Mr. Gladstein was elected as the designee of the Company's then minority shareholder, Quantum Fund, N.V., while Messers Handal and Preiser (together with former Company directors Timothy F. Finley, Paul L. Schneider, Henry C. Schwartz and Donald V. Smith) were elected as the designees of JAB Holdings, Inc. As of January 29, 1994, the Company's shareholders entered into an Amended and Restated Stockholders Agreement (the "Stockholders Agreement") at which time Mr. Giordano was elected as the designee of Altus Finance Co. and Mr. Wildrick was elected as the designee of the majority of the directors then in office. The provisions of the Stockholders Agreement relating to the election of the directors terminated effective upon the closing of the Company's initial public offering of the Common Stock in May 1994.

1 On January 20, 1998, Venture filed a petition for relief under the United
  States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (98-101-RRM).

2 On December 27, 1999, Graham-Field filed a petition for relief under the United States Bankruptcy Code in the United States Bankruptcy Court for the Delaware, Case No. 99-4457 (MFW).

Board and Committee Meetings

     In Fiscal 2000, the Board held 13 meetings. Each of the directors attended at least 75% of the total number of Board and applicable Committee meetings during Fiscal 2000. The Board has an Audit Committee and Compensation Committee.

     The functions of the Audit Committee include recommending to the Board the retention of outside auditors, reviewing the scope of the annual audit undertaken by the Company's outside auditors and the progress and results of their work, evaluating the objectivity and independence of the outside auditors, reviewing the quality (not just the acceptability) of the Company's accounting principles as applied in its annual and quarterly financial reporting and reviewing the Company's internal accounting and auditing procedures. The Audit Committee is comprised of Messrs. Giordano, Gladstein (Chairman) and Preiser. The Audit Committee met five times during Fiscal 2000. The Audit Committee is further discussed in the section of this Proxy Statement entitled "Audit Committee Report" and the Audit Committee's Charter is included in this Proxy Statement as Appendix A.

     The functions of the Compensation Committee include supervising the Company's compensation policies, administering the employee incentive plans, reviewing officers' salaries and bonuses, approving significant changes in employee benefits and considering other matters referred to it by the Board. At year end Fiscal 2000 the Compensation Committee was comprised of Messrs. Giordano, Handal (Chairman) and Preiser. The Compensation Committee met 3 times in Fiscal 2000. The Compensation Committee is further discussed in the section of this Proxy Statement entitled "Compensation Committee Report".

Compensation of Directors

     On July 25, 2000, the Board increased by $13,500 the annual retainer paid to each director who is not also an employee of the Company (an "Independent Director") and agreed to annually reimburse each Independent Director for the acquisition of Common Stock having a market value of $15,000 as of the time of acquisition, plus actual brokerage fees incurred. Other than Mr. Giordano, each Independent Director currently receives an annual fee of $18,500. In compensation for his increased duties as Chairman and lead director, Mr. Giordano currently receives an annual fee of $53,500. Each Independent Director also receives attendance fees of $2,500 per Board meeting attended and $1,000 per Committee meeting attended. One half of the usual attendance fee (i.e., $1,250 and $500, respectively) is paid to each Independent Director for participation in each telephonic Board or Committee meeting. All directors are reimbursed for actual out-of-pocket expenses incurred by them in connection with their attending meetings of the Board or of a Committee.

     Pursuant to the 1994 Jos. A. Bank Clothiers, Inc. Long Term Incentive Plan, (as amended, the "1994 Incentive Plan"), each Independent Director received upon his appointment to the Board an option to purchase up to 20,000 shares of Common Stock at the fair market price of the Common Stock on the date of grant. Except as set forth in the immediately following sentence, one-fifth of such option became exercisable on each January 1 following the grant date. In the event an Independent Director failed to attend at least 75% of the Board meetings in any calendar year, that Director automatically forfeited the right to exercise that portion of the option that would otherwise have become exercisable on the next following January 1, which portion ceased to have any force or effect. There were no forfeitures under this provision in Fiscal 2000. Also pursuant to the 1994 Incentive Plan, upon each anniversary of his appointment to the Board, each Independent Director is entitled to receive an immediately exercisable option to purchase up to 1,000 shares of Common Stock at an exercise price equal to the fair market price of the Common Stock on the date of grant. The option price in Fiscal 2000 was $4.13 per share. Options granted to Independent Directors under the 1994 Incentive Plan generally expire and cease to be of any force or effect on the earlier of the tenth anniversary of the date any such grant or the first anniversary of the date on which an optionee ceases to be a member of the Board. Notwithstanding his resignation from the Board in 1999, the options of former director Robert B. Bank will expire on the tenth anniversary of the grant dates.

            The table which follows contains compensation information for each of the four Independent Directors.

----------------------------------------------------------------------------------------------------------------------------
                       Fiscal       Annual         Meeting          Stock         Other                      Securities
        Name            Year       Retainer         Fees           Purchase    Compensation             Underlying Options #
        ----            ----       --------         ----           --------    ------------             --------------------
Andrew A. Giordano      2000      $ 53,500        $ 22,000         $15,000              --                      1,000
                        1999        40,000          27,000               0      $  220,227   /1/                   --
                        1998         5,000          16,500               0              --                      1,000

Gary S. Gladstein       2000        18,500          21,500          15,120              --                      1,000
                        1999         5,000          35,500               0              --                      1,000
                        1998         5,000          18,000               0              --                      1,000

Peter V. Handal         2000        18,500          18,250          15,329              --                      1,000
                        1999         5,000          35,000               0              --                      1,000
                        1998         5,000          17,000               0              --                      1,000

David A. Preiser        2000        18,500          19,750          15,160              --                      1,000
                        1999         5,000          36,000               0              --                      1,000
                        1998         5,000          18,000               0              --                      1,000
----------------------------------------------------------------------------------------------------------------------------

1 Mr. Giordano served as interim chief executive officer of the Company from June 7, 1999 through October 31, 1999. Mr. Giordano's other compensation for 1999 consists of (a) salary ($162,000); (b) payments by the Company for certain insurance premiums ($1,377); (c) the Company's contribution to Mr. Giordano's 401(k) and/or 401(s) retirement account(s) ($6,850); and (d) fees for services rendered to the Company prior to June 7, 1999, the date Mr. Giordano became CEO ($50,000).

Executive Officers

            Other than Mr. Wildrick, who is listed above as a continuing director, the executive officers of the Company as of Fiscal 2000 year-end were:

R. Neal Black        46 Executive Vice President, Merchandising and Marketing,
January 2000 to present; Senior Vice President, General Merchandise Manager, McRae's division of Saks Incorporated, June 1998 to January 2000; Senior Vice President of Product Development and General Merchandise Manager, Venture Stores, Inc.1, September 1996 to April 1998; Vice President of Product Development, Venture Stores, Inc., May 1995 to September 1996.

Gary W. Cejka        51 Senior Vice President, Store Operations, December 1997
to present; Vice President, Store Operations, September 1996 to December 1997; Area Manager and Manager of the Company's Houston store, October 1992 to September 1996.

Jerry L. DeBoer      57 Senior Vice President, Marketing, December 2000 to
present; Vice President, Men's Parisian Division of Sak's, 1999-2000; Senior Vice President, General Merchandise Manager - Soft Lines - Venture Stores, Inc./1/, 1995-1998.

Charles D. Frazer    42 Senior Vice President, General Counsel, December 1997 to
present; Vice President, General Counsel, March 1994 to December 1997; Secretary, August 1994 to present.

Robert B. Hensley    48 Executive Vice President, Stores and Operations,
December 1999 to present; Senior Vice President for Human Resources, Office Max, Inc., July 1998 to November 1999; Executive Vice President for Stores and Operations, Venture Stores, Inc./1/, May 1997 to June 1998; Senior Vice President for Human Resources and Operations, Venture Stores, Inc., April 1996 to May 1997; Senior Vice President for Human Resources, Venture Stores, Inc., January 1995 to April 1996.

1 On January 20, 1998, Venture Stores, Inc. filed a petition for relief under Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (98-101-RRM).

David E. Ullman      43 Executive Vice President, Chief Financial Officer,
September, 1995 to present; Chief Administrative Officer, June 1997 to December 1999.

Executive Compensation

            The tables which follow (Summary Compensation, Aggregated Option Exercises and Option Grants) contain information, as of the end of Fiscal 2000, on (a) the Company's Chief Executive Officer (the "CEO"); and (b) the Company's four most highly compensated executive officers (other than the CEO) who were serving as executive officers at the end of Fiscal 2000 and whose total salary and bonus for Fiscal 2000 exceeded $100,000/1/.

1 Jerry DeBoer (who joined the Company on December 4, 2000) would have been included in the tables contained in this Executive Compensation section had he been employed by the Company for the entire Fiscal 2000. Mr DeBoer is employed by the Company pursuant to a letter agreement described in the section of this Proxy Statement entitled "Executive Employment Agreements."

I.          Summary Compensation Table

--------------------------------------------------------------------------------------------------------------------------
                              Annual Compensation                                          Long-Term Compensation
--------------------------------------------------------------------------------------------------------------------------
                   Name &                  Fiscal                               Securities Underlying       All Other
             Principal Position             Year       Salary    Bonus/(1)/            Options (#)          Compensation
--------------------------------------------------------------------------------------------------------------------------
CEO
---

Robert N. Wildrick                          2000    $  458,654   $ 900,000                  --             $  24,618   2
  President and Chief Executive Officer     1999       112,500      56,250             601,000               222,565   3
                                            1998            --          --               1,000                23,000   4

Four other most highly
----------------------
compensated officers
--------------------

Robert B. Hensley                           2000       257,759     202,285                  --                31,288   5
  Executive Vice President, Stores and      1999        38,462          --              50,000                 2,113   6
  Operations                                1998            --          --                  --                    --

R. Neal Black                               2000       256,283     201,142                  --                56,658   7
  Executive Vice President,                 1999        14,977          --              55,000                   554   8
  Merchandising and Marketing               1998            --          --                  --                    --

David E. Ullman                             2000       201,402     158,044                  --                13,188   9
  Executive Vice President,                 1999       192,808          --                  --                15,620  10
  Chief Financial Officer                   1998       189,090      76,304                  --                12,017  11

Charles D. Frazer                           2000       165,939     130,215                  --                15,177  12
  Senior Vice President,                    1999       154,149          --                  --                17,258  13
  General Counsel                           1998       120,287      48,192                  --                 9,353  14
--------------------------------------------------------------------------------------------------------------------------

1 Amounts in the "Bonus" column generally represent bonuses attributable to performance in the stated year. Bonuses may have been paid in the next following fiscal year.

2 Mr. Wildrick's other compensation for 2000 consists of (a) payments by the Company for certain insurance premiums ($7,471); (b) an automobile allowance ($16,512); and (c) the Company's contribution to Mr. Wildrick's 401(k) and/or 401(s) retirement account(s) ($635).

3 Mr. Wildrick's other compensation for 1999 consists of (a) payments by the Company for certain insurance premiums ($765); (b) an automobile allowance ($4,050); (c) a moving allowance ($110,000); (d) an annual director's fee ($5,000); (e) Board and Committee meeting fees ($27,750); and (f) a consulting fee ($75,000).

4 Mr. Wildrick's other compensation for 1998 consists of (a) an annual director's fee ($5,000) and (b) Board and Committee meeting fees ($18,000).

5 Mr. Hensley's other compensation for 2000 consists of (a) payments by the Company for certain insurance premiums ($4,190); (b) an automobile allowance ($9,785); (c) a moving allowance ($16,694); and (d) the Company's contribution to Mr. Hensley's 401(k) and/or 401(s) retirement accounts ($619).

6 Mr. Hensley's other compensation of 1999 consists of (a) payments by the Company for certain insurance premiums ($636) and (b) an automobile allowance ($1,477).

7 Mr. Black's other compensation for 2000 consists of (a) payments by the Company for certain insurance premiums ($3,494); (b) an automobile allowance ($9,785); and (c) a moving allowance ($43,379).

8 Mr. Black's other compensation for 1999 consists of an automobile allowance ($554).

9 Mr. Ullman's other compensation for 2000 consists of (a) payments by the Company for certain insurance premiums ($3,629); (b) the Company's contribution to Mr. Ullman's 401(k) and/or 401(s) retirement account(s) ($2,781); and (c) the taxable value of personal use of a Company car ($6,778).

10 Mr. Ullman's other compensation for 1999 consists of (a) payments by the Company for certain insurance premiums ($3,831); (b) the Company's contribution to Mr. Ullman's 401(k) and/or 401(s) retirement account(s) ($8,987); and (c) the taxable value of the personal use of a Company car ($2,802).

11 Mr. Ullman's other compensation for 1998 consists of (a) payments by the Company for certain insurance premiums ($3,697); (b) the Company's contribution to Mr. Ullman's 401(k) and/or 401(s) retirement account(s) ($4,718); and (c) the taxable value of the personal use of a Company car ($3,602).

12 Mr. Frazer's other compensation for 2000 consists of (a) payments by the Company for certain insurance premiums ($3,559); (b) the Company's contribution to Mr. Frazer's 401(k) and/or 401(s) retirement account(s) ($3,424); (c) the taxable value of the personal use of a Company car ($6,348); and (d) cash payout (50% of per diem rate) of unused vacation time ($1,846).

13 Mr. Frazer's other compensation for 1999 consists of (a) payments by the Company for certain insurance premiums ($3,529); (b) the Company's contribution to Mr. Frazer's 401(k) and/or 401(s) retirement account(s) ($2,477); (c) the taxable value of the personal use of a Company car ($7,121); and (d) cash payout (50% of per diem rate) of unused vacation time ($4,131).

14 Mr. Frazer's other compensation for 1998 consists of (a) payments by the Company for certain insurance premiums ($3,000); (b) the Company's contribution to Mr. Frazer's 401(k) and/or 401(s) retirement account(s) ($1,501); (c) the taxable value of the personal use of a Company car ($811); (d) cash payout (50% of per diem rate) of unused vacation time ($709); and (e) certain taxable reimbursements ($3,332).

            The Summary Compensation Table above excludes certain annual compensation in the form of perquisites and other personal benefits where the aggregate amount of such annual compensation does not exceed the lesser of either $50,000 or 10% of the total of annual salary and bonus reported for each of the named executive officers.

II.         Aggregated Option Exercises in Fiscal 2000 and Fiscal Year End
Option Values

                           Shares                      Number of Securities          Value of Unexercised
                         Acquired on      Value       Underlying Unexercised         In-the-Money Options
                          Exercise       Realized    Options / SARS at FY-End            at FY-End/1/
       Name                 ($)            ($)                 (#)                           ($)
----------------------------------------------------------------------------------------------------------
Robert N. Wildrick            0             0         426,000        200,000        944,125        469,000
Robert B. Hensley             0             0          50,000              0        137,500              0
R. Neal Black                 0             0          55,000              0        123,750              0
David E. Ullman               0             0          45,000         15,000         63,750          8,750
Charles D. Frazer             0             0          14,375          5,625          9,844          3,281
----------------------------------------------------------------------------------------------------------

1 Based on a closing price of the Common Stock of $5.75 on February 2, 2001.

III.        Option Grants Table

            During Fiscal 2000, the Company did not grant to any named executive officer options to acquire shares of Common Stock.

Executive Employment Agreements

  Robert N. Wildrick

            Mr. Wildrick is employed as CEO of the Company pursuant to an employment agreement expiring February 2, 2002 (which was extended to January 29, 2005 pursuant to an amendment dated May 25, 2001). Mr. Wildrick currently receives an annualized base salary of $450,000/1/ and is eligible to receive a bonus of up to 100% of his annualized base salary. Beginning February 2, 2002, Mr. Wildrick's annualized base salary will increase to $750,000 and his bonus eligibility will increase to 125% of his annualized base salary. The annual bonus is generally conditioned upon satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Wildrick and the Company. However, a bonus of $56,250 was guaranteed and paid to Mr. Wildrick for the period from November 1, 1999 through January 29, 2000 and a bonus of $168,750 was guaranteed and paid to Mr. Wildrick for the period from January 30, 2000 through October 31, 2000. The guaranteed bonus for the period from January 30, 2000 through October 31, 2000 was credited against the performance-based bonus paid to Mr. Wildrick for Fiscal 2000. In Fiscal 1999, the Company granted to Mr. Wildrick an option to purchase 600,000 shares of Common Stock at a purchase price of $3.41, vesting as to 200,000 shares on November 1, 1999; as to an additional 200,000 shares on November 1, 2000; and as to an additional 200,000 shares on the earlier to occur of September 30, 2009 or the first day after which the average closing price of the Common Stock for any consecutive 90-day period equals or exceeds $8.00 per share. Upon the occurrence of a change in control of the Company, any installments of the option not then vested shall vest and become immediately exercisable. The purchase price of each option share was calculated as the average closing price of the Common Stock for the thirty day trading period commencing ten trading days prior to November 1, 1999 (Mr. Wildrick's start date with the Company). Subject to shareholder approval of Proposal No. 2, the Company will grant to Mr. Wildrick, as of July 19, 2001, an option to purchase 350,000 shares of Common Stock. The grant shall consist of a first tranche of 150,000 options, a second tranche of 100,000 options and a third tranche of 100,000 options (respectively, "Tranche One", "Tranche Two" and "Tranche Three"). The Tranche One options shall vest immediately upon issuance and shall be exercisable at a price equal to the closing price of the Common Stock on the date of grant. The Tranche Two options shall vest on February 2, 2003 and shall be exercisable at a price equal to the greater of the exercise price of the Tranche One options or $8.00 per share. The Tranche Three options shall vest on February 1, 2004 and shall be exercisable at a price equal to the greater of the exercise price of the Tranche One options or $9.00 per share. In Fiscal 1999, Mr. Wildrick was paid a moving allowance of $110,000 in accordance with the employment agreement. The Company or Mr Wildrick may terminate the employment agreement without cause or good reason upon 60 days written notice. The Company may terminate the employment agreement for cause. Mr. Wildrick may terminate the employment agreement for good reason or change in control. Mr. Wildrick will be entitled to termination compensation of (i) $900,000, if the employment agreement expires according to its terms or if the shareholders do not approve Proposal No. 2 and Mr. Wildrick elects to terminate his employment agreement as of February 2, 2002; (ii) $1,500,000, if the employment agreement is terminated by the Company without cause or by Mr. Wildrick for good reason; or (iii) $1,800,000, if the employment agreement is terminated by Mr. Wildrick upon a change of control of the Company or by the Company within 90 days following a change of control of the Company. Mr. Wildrick will generally be subject to certain non-compete restrictions following the term of his employment with the Company.

Robert B. Hensley



-------------
/1/ The annualized base salary for each executive referred to in this Executive Employment Agreement section represents the amount of base salary payable as of year end Fiscal 2000 based on a 52 week year. In accordance with the Company's standard accounting practices, the Company's fiscal year occassionally contains 53 calendar weeks. Fiscal 2000 was a 53 week year. The named executives received base salary during each week of Fiscal 2000 in the amount of 1/52 of the then applicable base salary rate. Bonuses were payable based on the annualized (52 week) base salary rate. See the Summary Compensation Table above in this Proxy Statement for the total amounts paid to the named executives for Fiscal 2000.

            Mr. Hensley is employed as an Executive Vice President of the Company pursuant to an employment agreement expiring February 2, 2002 (which was extended to February 1, 2003 pursuant to an amendment dated March 16, 2001). Mr. Hensley currently receives an annualized base salary of $254,950 (see footnote 1, page 8). For Fiscal 2000, Mr. Hensley was eligible to receive a bonus of up to 40% of his annualized base salary, conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Hensley and the Company. Beginning in Fiscal 2001, in accordance with action taken by the Board on March 16, 2001, Mr. Hensley's maximum bonus eligibility was increased to 50% of his annualized base salary. In Fiscal 1999, the Company granted to Mr. Hensley an option to purchase 50,000 shares of Common Stock at a purchase price of $3.00 per share (the market closing price of the Common Stock on Mr. Hensley's start date with the Company), vesting as to 25,000 shares on each of December 6, 1999 and December 6, 2000. Mr. Hensley was paid a moving allowance of $16,694 in Fiscal 2000. Under certain circumstances, Mr. Hensley shall be entitled to receive termination compensation equal to his base salary for a period of twelve (12) months following the date of termination plus a prorated portion of the bonus for the then current bonus year. Mr. Hensley will generally be subject to certain non-compete restrictions following the term of his employment with the Company.

R. Neal Black

            Mr. Black is employed as an Executive Vice President of the Company pursuant to an employment agreement expiring February 2, 2002 (which was extended to February 1, 2003 pursuant to an amendment dated March 16, 2001).
Mr. Black currently receives an annualized base salary of $252,475 (see footnote 1, page 8). For Fiscal 2000, Mr. Black was eligible to receive a bonus of up to 40% of his annualized base salary, conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Black and the Company. Beginning in Fiscal 2001, in accordance with action taken by the Board on March 16, 2001, Mr. Black's maximum bonus eligibility was increased to 50% of his annualized base salary. In Fiscal 1999, the Company granted to Mr. Black an option to purchase up to 55,000 shares of Common Stock at a purchase price of $3.50 per share (the market closing price of the Common Stock on Mr. Black's start date with the Company), vesting as to 27,500 shares on each of January 10, 2000 and January 10, 2001. Mr. Black was paid a moving allowance of $43,379 in Fiscal 2000. Under certain circumstances, Mr. Black shall be entitled to receive termination compensation equal to his base salary for a period of twelve (12) months following the date of termination plus a prorated portion of the bonus for the then current bonus year. Mr. Black will generally be subject to certain non-complete restrictions following the term of his employment with the Company.

David E. Ullman

            Mr. Ullman is employed as an Executive Vice President and the Chief Financial Officer of the Company pursuant to an amended and restated employment agreement expiring September 30, 2002, subject to automatic one year extensions. Mr. Ullman currently receives an annualized base salary of $200,020 (see footnote 1, page 8). For Fiscal 2000, Mr. Ullman was eligible to receive a bonus of up to 40% of his annualized base salary, conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Ullman and the Company. Beginning in Fiscal 2001, in accordance with action taken by the Board on March 16, 2001, Mr. Ullman's maximum bonus eligibility was increased to 50% of his annualized base salary. The Company may terminate the employment agreement at any time. Under certain circumstances (which may include a change in control of the Company), Mr. Ullman shall be entitled to receive termination compensation equal to his base salary for a period of eighteen (18) months following the date of termination plus a prorated portion of the bonus for the then current bonus year. The agreement provides that Mr. Ullman is subject to non-compete restrictions for so long as any severance payments are being made and, in the event of termination by the Company "for cause" or by Mr. Ullman without "good reason," for that period of time which would have constituted the remainder of the employment period had the employment agreement not been terminated.

Charles D. Frazer

            Mr. Frazer is employed as a Senior Vice President and the General Counsel of the Company pursuant to an employment agreement expiring September 30, 2002, subject to automatic one year extensions. Mr. Frazer currently receives an annualized base salary of $164,800 (see footnote 1, page 8). In addition, Mr. Frazer is eligible to receive a bonus of up to 40% of his annualized base salary, conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. Frazer and the Company. The Company may terminate the employment agreement with Mr. Frazer at any time. Under certain circumstances (which may include a change in control of the Company), Mr. Frazer shall be entitled to receive termination compensation equal to his base salary for a period of twelve (12) months following the date of termination plus a prorated portion of the bonus for the then current bonus year. The agreement provides that Mr. Frazer is subject to non-compete restrictions for so long as any severance payments are being made and, in the event of termination by the Company "for cause" or by Mr. Frazer without "good reason", for that period of time which would have constituted the remainder of the employment period had the employment agreement not been terminated.

Jerry DeBoer

            Mr. DeBoer is employed as Senior Vice President of Marketing of the Company pursuant to a letter agreement dated November 20, 2000. Mr. DeBoer received a signing bonus of $10,000 and currently receives an annualized base salary of $180,000 (see footnote 1, page 8). In addition, Mr. DeBoer is eligible to receive a bonus of up to 40% of his annualized salary, generally conditioned upon the satisfaction of certain performance goals set by the Compensation Committee of the Board for Mr. DeBoer and the Company. However, a bonus of $10,000 is guaranteed to Mr. DeBoer for Fiscal 2001, provided he is employed by the Company as of the payment date of the 2001 bonus. Mr. DeBoer is entitled to a moving allowance not to exceed $60,000 and a car allowance of $350 per month. Under the terms of the letter agreement, Mr. DeBoer's employment with the Company may be terminated at any time by either Mr. DeBoer or the Company. In the event Mr. DeBoer's employment with the Company ends due to reasons other than voluntary resignation or for cause, Mr. DeBoer shall be entitled to receive termination compensation equal to his base salary for a period of twelve (12) months following the date of termination.

Certain Transactions

            No transactions disclosable under this section occurred during Fiscal 2000.

Section 16(a) Beneficial Ownership Reporting Compliance

            Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's officers and directors, and persons who beneficially own more than ten percent of a registered class of the Company's equity securities, to file reports of beneficial ownership of Common Stock (Forms 3, 4, and 5) with the Securities and Exchange Commission and NASDAQ. Officers, directors, and greater-than-ten percent shareholders are required to furnish the Company with copies of all such forms that they file.

            To the Company's knowledge, based solely on the Company's review of the copies of Forms 3 and 4, and amendments thereto, received by it during Fiscal 2000, and Forms 5 and amendments thereto, received by it with respect to Fiscal 2000, all filings applicable to its officers, directors, greater-than-ten percent shareholders and other persons subject to Section 16 of the Exchange Act were timely except as follows. On June 1, 2001, Mr. DeBoer filed a Form 3 as a result of his becoming a reporting person and a Form 4 reporting a 72 share purchase of Common Stock for the benefit of his son. Mr. DeBoer became a reporting person on December 6, 2000 and the Common Stock was purchased on January 29, 2001.

Compensation Committee Interlocks and Insider Participation

            At year-end Fiscal 2000, the Compensation Committee was comprised of Messrs. Giordano, Handal and Preiser. No such member of the Compensation Committee was at any time an officer or employee of the Company or any of its subsidiaries, except that Mr. Giordano was the interim Chief Executive Officer of the Company between May and October, 1999. Mr. Giordano abstained from participation in decisions regarding his compensation as Chief Executive Officer.

Compensation Committee Report

            The Company applies a consistent philosophy to compensation for all employees, including senior management. This philosophy is based on the premise that the achievements of the Company result from the coordinated efforts of all individuals working toward common objectives. The Company strives to achieve those objectives through teamwork that is focused on meeting the expectations of customers and shareholders.

            The Compensation Committee of the Board is composed solely of Independent Directors. The Compensation Committee is responsible for administering the 1994 Incentive Plan and for making recommendations to the Company with respect to executive officer compensation policies, including such matters as salaries, incentive plans, benefits and overall compensation.

            Compensation Philosophy

            The goals of the compensation program are to align compensation with business objectives and performance and to enable the Company to attract, retain and reward senior management who contribute to the long-term success of the Company. To achieve these goals, the Company's executive compensation program is composed of cash-based compensation (in the form of base salaries and bonuses) and equity-based compensation (in the form of stock option grants). Having a compensation program that allows the Company to successfully attract and retain key employees permits the Company to enhance shareholder value, foster innovation and teamwork and adequately reward employees.

            The Company has established the following principles to guide development of the Company's compensation program and to provide a framework for compensation decisions:

            . provide a total compensation package that will attract the best talent to the Company, motivate individuals to perform at their highest levels, reward outstanding performance and retain executives whose skills are critical for building long-term shareholder value; and

            . establish for senior management annual incentives that are directly tied to the overall financial performance of the Company.

            Compensation Vehicles

            The Company has a simple total compensation program that consists of cash-based compensation (in the form of base salaries and bonuses) and equity-based compensation (in the form of stock option grants). Each component is more fully described below.

            Cash-Based Compensation

            The Company determines compensation for employees by reviewing the aggregate of base salary and annual bonus for comparable positions in the market. The Company has an annual bonus plan which is approved by the Chief Executive Officer and the Compensation Committee. For Fiscal

2000, all of the Company's officers and certain key managers (as determined by the Compensation Committee upon recommendation of the Chief Executive Officer) were included in the Fiscal 2000 Management Incentive Plan (the "Management Bonus Plan"). Maximum potential awards under the Management Bonus Plan ranged from 10% to 100% of the participants' base salaries. For those executive officers employed by the Company pursuant to written employment agreements, bonus percentages are included in their respective employment agreements and are discussed in the section of this Proxy Statement entitled "Executive Employment Agreements". The Management Bonus Plan established (a) goals (the "EPS Goals") for Company earnings after payment of bonuses (the "Company's EPS"), which were uniform for all Management Bonus Plan participants; and (b) goals for departmental/individual performance (the "Performance Goals"), which varied with each Management Bonus Plan participant. Except as otherwise determined in the discretion of the Compensation Committee, no bonuses were payable under the Management Bonus Plan unless the Company's EPS had been at least equal to the first EPS Goal (regardless of whether a Management Bonus Plan participant satisfied his/her Performance Goals). If the first EPS Goal had been reached, each participant would have received a bonus equal to 25% of his/her maximum potential award. If the second EPS Goal had been reached, each participant would have instead received a bonus equal to 50% of his/her maximum potential award. If the Company's EPS had been between the first EPS Goal and the second EPS Goal, the EPS Goal-based award would have been prorated between 25% and 50% of the maximum potential award. Assuming an EPS Goal-based bonus had been awarded, each participant who satisfied his/her Performance Goals would have received twice the amount (i.e. between 50% and 100% of the maximum potential award) otherwise payable as a result of the Company's satisfaction of the EPS Goals. The Company's EPS in Fiscal 2000 were $.80 per share, an amount in excess of the second EPS Goal. Therefore, maximum available bonuses were paid to all Management Bonus Plan participants (other than senior managers) who satisfied their Performance Goals.

            The Compensation Committee found it to be in the best interest of shareholders to encourage and reward exceptional financial performance of the Company by establishing for the senior management of the Company an incentive in addition to the Management Bonus Plan. The Compensation Committee therefore established a turnaround bonus plan (the "Turnaround Bonus Plan"). The Turnaround Bonus Plan established goals ("Turnaround Goals") for the Company's EPS which were higher than the second EPS Goal under the Management Bonus Plan. If the first Turnaround Goal had been reached, instead of receiving a bonus under the Management Bonus Plan, each Turnaround Bonus Plan participant would have received a bonus equal to 150% of any bonus otherwise payable under the Management Bonus Plan. If the second Turnaround Goal had been reached, each Turnaround Bonus Plan participant would have instead received a bonus equal to 200% of any bonus otherwise payable under the Management Bonus Plan. The Company's EPS in Fiscal 2000 were $.80 per share, an amount in excess of the second Turnaround Goal. Therefore, maximum available bonuses were paid to all Turnaround Bonus Plan participants who satisfied their Performance Goals.

            Equity-Based Compensation

            The executive officers of the Company, as well as all employees of the Company, are eligible (subject to the discretion of the Compensation Committee) to participate in the 1994 Incentive Plan. The purpose of the 1994 Incentive Plan is to provide additional incentive to employees to maximize shareholder value by aligning more closely the employees' and shareholders' interests through employee stock ownership. The 1994 Incentive Plan uses long term vesting periods to encourage key employees to continue in the employ of the Company.

            Subject to the terms and conditions of the 1994 Incentive Plan, the Compensation Committee administers the 1994 Incentive Plan and has authority to determine the individuals to whom stock options are awarded, the terms upon which option grants are made and the number of shares subject to each option. Awards are granted to reward individuals for outstanding contribution to the Company and as incentives for officers and managers whose skills are critical for building long-term shareholder value to continue in the employ of the Company.

Chief Executive Officer Compensation

            During Fiscal 2000, pursuant to his employment agreement with the Company, Mr. Wildrick was entitled to receive an annualized base salary of $450,000 (see footnote 1, page 8) and a car allowance of $1,350 per month. Upon a review of Mr. Wildrick's employment agreement and the performance of the Company, the Compensation Committee determined that a bonus in the amount of $900,000 was payable to Mr. Wildrick under the Turnaround Bonus Plan. Such amount was inclusive of the guaranteed bonus for the period from January 30, 2000 through October 31, 2000 as provided in Mr. Wildrick's employment agreement. As approved by the Compensation Committee early in Fiscal 2000, the primary criteria upon which Mr. Wildrick's bonus was based were (i) developing and successfully executing plans to achieve the Board approved Company profit plan and (ii) developing and presenting to the Board a strategic plan for the Company.

                    Compensation Committee For Fiscal 2000:
                              Andrew A. Giordano
                          Peter V. Handal (Chairman)
                               David A. Preiser

Audit Committee Report

            The Audit Committee of the Board (the "Audit Committee") is comprised of Messrs. Giordano, Gladstein and Preiser. Mr. Gladstein and Mr. Preiser qualify as independent members of the Audit Committee under Rule 4200(a)(15) of the National Association of Securities Dealers Inc.'s ("NASD") listing standards. Mr. Giordano served as interim chief executive officer of the Company from May 1999 until October 1999 and, therefore, does not qualify as an independent member of the Audit Committee under NASD rules. However, Mr. Giordano was approved by the Board as a non-independent member of the Audit Committee following a determination by the Board that Mr. Giordano's having served as interim chief executive officer of the Company would not interfere with his exercise of independence from management, and that Mr. Giordano's membership on the Audit Committee is in the best interests of the Company based on the facts that (a) Mr. Giordano served as interim chief executive officer under extenuating circumstances to provide stability while the Company searched for a permanent chief executive officer, (b) Mr. Giordano has considerable experience in financial matters and the review of financial statements, (c) Mr. Giordano possesses extensive experience and insight with respect to the Company, its financial matters and its financial reporting from serving on the Audit Committee and as Chairman of the Board for numerous years and (d) the Company's only other independent director declined to serve on the Audit Committee.

            The Audit Committee is primarily responsible for the effectiveness of the Company's accounting policies and practices, financial reporting and internal controls. The Board has adopted a written charter for the Audit Committee which is attached to this Proxy Statement as Appendix A. Pursuant to its Charter, the Audit Committee is authorized to (i) establish and review the activities of the independent public accountants; (ii) review and approve the format of the financial statements to be included in the annual report to the shareholders; (iii) review recommendations of the independent public accountants and responses of management; (iv) review the quality of the Company's financial reporting with the independent public accountants and management; (v) obtain annually from the independent public accounts a formal written statement delineating their relationships and professional services, and take, or recommend that the Board take, appropriate action to ensure the continuing independence of the independent public accountants; (vi) review with the independent public accountants and management the effectiveness of the Company's accounting and financial controls; (vii) review annual and quarterly financial statements of the Company and review any significant difficulties or disputes or changes in procedures or plans with management encountered during the course of an annual audit or a quarterly review; (viii) review with management any legal, tax or regulatory matters that may have a material impact on Company operations and the Company's financial statements; and (ix) conduct or authorize any investigations into any matter within the Audit Committee's scope of responsibilities. The Charter contemplates a consistent dialogue between the Audit Committee and management and between the Audit Committee and the independent public accountants.

            In conjunction with its activities during Fiscal 2000, the Audit Committee reviewed and discussed the Company's audited financial statements with management of the Company. The members of the Audit Committee also discussed with the Company's independent public accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU
Section 380). The Audit Committee received from the Company's independent public accountants the written disclosures and the letter required by Independence Standards Board No. 1, and discussed with the independent public accountants the independent public accountants' independence. Based on the foregoing review and discussions, the Audit Committee recommended to the Board (and the Board has approved) that the audited financial statements be included in the Company's Annual Report on Form 10-K for the Company's fiscal year ended February 3, 2001.

                               Audit Committee:
                              Andrew A. Giordano
                         Gary S. Gladstein (Chairman)
                               David A. Preiser

Security Ownership of Directors and Officers

            The following table sets forth, as of the Record Date, certain information regarding beneficial ownership of the Common Stock held by: (i) each person known by the Company to own beneficially more than 5% of the outstanding Common Stock; (ii) the individuals named in the Summary Compensation Table (as well as the remainder of the Company's executive officers); (iii) each of the Company's directors; and (iv) all of the Company's executive officers and directors as a group./1/


      Name of                                 Amount and Nature of     Percent
      Beneficial Owner                        Beneficial Ownership     of Class
      -------------------------------------   --------------------     --------
      Quantum Partners LDC                       616,401      2          10.35
      Dimensional Fund Advisors Inc.             530,100      3           8.90
      Paradigm Capital Management, Inc.          405,800      4           6.81
      R. Neal Black                               55,100      5              *
      Gary W. Cejka                               10,250      6              *
      Jerry L. DeBoer                                 72      7              *
      Charles D. Frazer                           14,375      8              *
      Robert B. Hensley                           50,100      9              *
      David E. Ullman                             45,000     10              *
      Robert N. Wildrick                         439,000     11           6.88
      Andrew A. Giordano                          34,355     12              *
      Gary S. Gladstein                           57,989     13              *
      Peter V. Handal                             40,000     14              *
      David A. Preiser                            79,392     15           1.33
      All executive officers and directors
         As a group (11 persons)                 825,633     16          12.40

* Less than 1%.

   1 All information is as of the Record Date (unless otherwise disclosed) and was determined in accordance with Rule 13d-3 under the Exchange Act based upon information furnished by the persons listed or contained in filings made by them with the Securities and Exchange Commission. Under Rule 13d-3, more than one person may be deemed to be a beneficial owner of the same securities. Unless otherwise indicated by footnote, the named individuals have sole voting and investment power with respect to the shares of Common Stock beneficially owned. For each person or entity listed, the amounts presented include shares of Common Stock issuable upon exercise of options that are exercisable within 60 days of the Record Date. Percentages are computed on the basis of 5,955,627 shares of Common Stock outstanding as of the Record Date plus the applicable option amounts for the person, entity or group.

   2 The business address of Quantum Partners LDC is c/o Curacao Corporation Company N.V., Kaya Flamboyan 9, Willemstad, Curacao, Netherlands Antilles.

   3 The business address of Dimensional Fund Advisors Inc. ("Dimensional") is 1299 Ocean Avenue, 11th Floor, Santa Monica, California 90401. Dimensional, an investment advisor registered under Section 203 of the Investment Advisors Act of 1940, furnishes investment advice to four investment companies registered under the Investment Company Act of 1940, and serves as investment manager to certain other commingled group trusts and separate accounts. (These investment companies, trusts and accounts are the "Funds"). In its role as investment advisor or manager, Dimensional possesses voting and/or investment power over the Common Stock that are owned by the Funds. The Common Stock reported herein for Dimensional is owned by the Funds and Dimensional disclaims beneficial ownership of such securities.

   4 The business address of Paradigm Capital Management, Inc. ("Paradigm") is Nine Elk Street, Albany, New York 12207. Paradigm has sole voting power over 80,000 shares of Common Stock and sole dispositive power over 405,800 shares of Common Stock.

   5  Mr. Black's shares include options to purchase 55,000 shares of Common
      Stock.

   6  Mr. Cejka's shares included options to purchase 7,750 shares of Common
      Stock.

   7 Mr. DeBoer's shares consist of an indirect beneficial interest in 72 shares of Common Stock owned by his son.

   8 Mr. Frazer's shares consist of options to purchase 14,375 shares of Common Stock.

   9 Mr. Hensley's shares include options to purchase 50,000 shares of Common Stock.

  10 Mr. Ullman's shares consist of options to purchase 45,000 shares of Common Stock.

  11 Mr. Wildrick's shares include options to purchase 426,000 shares of Common Stock.

  12 Mr. Giordano's shares include options to purchase 26,000 shares of Common Stock.

  13 Mr. Gladstein may be deemed to beneficially own the Common Stock owned by Quantum Partners LDC because he is a Senior Consultant to Soros Fund Management LLC, which is the principal investment advisor to Quantum Partners LDC. Mr. Gladstein disclaims beneficial ownership of the shares owned by Quantum Partners LDC other than his beneficial interest in the Common Stock through his equity interest in Quantum Partners LDC. Mr. Gladstein's shares include options to purchase 23,000 shares of Common Stock.

  14 Mr. Handal's shares include options to purchase 27,000 shares of Common Stock and an indirect beneficial interest in 2,500 shares of Common Stock owned by his wife.

  15 Mr. Preiser may be deemed to beneficially own 4,488 shares of Common Stock owned by Houlihan, Lokey, Howard & Zukin, Inc. because he is a Managing Director of Houlihan, Lokey, Howard & Zukin, Inc. Mr. Preiser disclaims beneficial ownership of the shares owned by Houlihan, Lokey, Howard & Zukin, Inc. Mr. Preiser's shares include options to purchase 27,000 shares of Common Stock.

  16 The total shares owned by the individuals constituting the group of executive officers and directors (a) include options to purchase Common Stock as set forth in footnotes (5) through (15); (b) include shares of Common Stock in which such individual holds an indirect beneficial interest as set forth in footnotes (7) and (14); and (c) exclude shares of Common Stock for which such individuals may be deemed beneficial owners but for which such individuals disclaim beneficial ownership as set forth in footnotes (13) and (15).

Performance Graph

            The graph below compares changes in the cumulative total shareholder return (change in stock price plus reinvested dividends) for the period from February 2, 1996 through February 2, 2001 of an initial investment of $100 invested in (i) the Company's Common Stock (Jos. A. Bank), (ii) the NASDAQ National Market System Index for U.S. Stocks (NASDAQ Composite Index) and (iii) the NASDAQ National Market System Index For Retail Trade Stocks (NASDAQ Retail Index). The measurement date for each point on the graph is the last trading day prior to the beginning of the fiscal year noted on the horizontal axis.

                 JOS. A. BANK  NASDAQ COMPOSITE      NASDAQ RETAIL
                                    INDEX               INDEX
                    $100.00        $100.00              $100.00
                    $216.53        $128.70              $122.12
                    $293.33        $151.04              $142.42
                    $420.27        $233.73              $173.80
                    $173.33        $362.56              $139.28
                    $306.67        $248.16              $107.06


                                 Proposal No.2
                                 -------------
                      Ratification of the Adoption of the
          Jos. A. Bank Clothiers, Inc. 2001 Long-Term Incentive Plan

            The Board has adopted the 2001 Incentive Plan and has reserved 650,000 shares of Common Stock for issuance of awards thereunder, subject to shareholder approval. No options have been granted under the 2001 Incentive Plan.

            The Company's 1994 Incentive Plan is set to expire on March 1, 2004. Under the 1994 Incentive Plan, the Company is authorized to and has reserved up to 954,486 shares of Common Stock for issuance of awards thereunder. As of the Record Date, 61,875 shares of Common Stock had been purchased pursuant to options issued under the 1994 Incentive Plan; 505,025 shares of Common Stock were underlying outstanding options issued pursuant to the 1994 Incentive Plan; and 387,586 shares of Common Stock were available for grants under the 1994 Incentive Plan.

            Consistent with the purpose of the 1994 Incentive Plan , the purpose of the 2001 Incentive Plan is to attract and retain and provide incentives to employees, officers, directors and consultants of the Company thereby increasing shareholder value. Since the 1994 Incentive Plan is set to expire in 2004 and there remain only 387,586 shares of Common Stock available for issuance of awards thereunder, the Board believes the 2001 Incentive Plan should be adopted so that the Company maintains a long-term incentive plan beyond the expiration date of the 1994 Incentive Plan and has available additional shares of Common Stock for issuance of awards under its long-term stock incentive plan.

            At the Meeting, the Company's shareholders will be asked to approve the 2001 Incentive Plan and the reservation of 650,000 shares of Common Stock for issuance of awards thereunder. Approval of the 2001 Incentive Plan requires the affirmative vote of a majority of the shares present and entitled to vote at the Meeting. The Board Recommends a vote FOR ratification of the adoption of the 2001 Incentive Plan.

Description of 2001 Incentive Plan

            The following is a summary of the 2001 Incentive Plan and is qualified in its entirety by reference to its full text, a copy of which is attached to this Proxy Statement as Appendix B.

General


            The 2001 Incentive Plan was approved by the Board on May 22, 2001. It is substantially similar to the 1994 Incentive Plan. The 2001 Incentive Plan provides for the grant of options or other awards to employees, officers or directors of, or consultants to, the Company or its subsidiaries to acquire up to an aggregate of 650,000 shares of Common Stock. The 2001 Incentive Plan authorizes the Board to issue incentive stock options ("ISOs") as defined in
Section 422(b) of the Internal Revenue Code of 1986, as amended (the "Code"), stock options that do not conform to the requirements of that Code section ("Non-ISOs"), stock appreciation rights ("SARs"), restricted stock, stock awards and other stock based awards. Directors who are not employees of the Company or any of its subsidiaries (i.e., Independent Directors) may only be granted Non-ISOs.

            The Compensation Committee will administer the 2001 Incentive Plan and will have full power and authority to take any and all actions deemed necessary or desirable for the proper administration of the 2001 Incentive Plan and the effectuation of its purpose. The Compensation Committee will have authority to select those employees, officers and consultants whose performance it determines significantly promotes the success of the Company to receive discretionary awards under the 2001 Incentive Plan, grant the awards, interpret and determine all questions of policy with respect thereto and adopt rules, regulations, agreements and instruments deemed necessary for its proper administration.

Discretionary Awards


            Non-Qualified and Incentive Stock Options. Awards granted under the
            -----------------------------------------
2001 Incentive Plan may be ISOs or Non-ISOs. The exercise price of options granted under the 2001 Incentive Plan will be set by the Compensation Committee and stated in an option agreement. The exercise price may be paid (i) in U.S. Dollars, (ii) by delivery of the Company's Common Stock, (iii) pursuant to a broker-assisted "cashless exercise" program if established by the Company, (iv) by a combination of the preceding methods or (v) by such other methods as the Compensation Committee may deem appropriate. Options may also contain SARs permitting the recipient to receive the difference between the exercise price per share and the market value of such share on the date of surrender.

            Restricted Stock. Awards of Common Stock granted under the 2001
            ----------------
Incentive Plan may be subject to forfeiture until such restrictions, terms and conditions as the Compensation Committee may determine are fulfilled.

            Dividend Equivalent Award. The Compensation Committee may grant an
            -------------------------
award that represents the right to receive a dividend or its equivalent in value in Common Stock, cash or a combination of both with respect to any new or previously existing award.

            Other Stock and Stock Based Awards. The Compensation Committee may
            ----------------------------------
grant Common Stock or other Common Stock based awards that are related to or similar to the awards described above.

Formula Awards

            The 2001 Incentive Plan provides that each Independent Director will be granted options in accordance with the following formula: (i) an option to purchase 20,000 shares of Common Stock (an "Initial Formula Award") on the date the Independent Director is elected to the Board (the "Grant Date"), becoming exercisable as to 4,000 shares on the January 1 following the Grant Date and as to an additional 4,000 shares on each January 1 thereafter through the fourth such January 1 (provided that, if a director fails to attend at least 75% of the Board meetings in any calendar year, then the portion of the option that would have been exercisable on the next January 1 is forfeited); and (ii) an immediately exercisable option to purchase 1,000 shares of Common Stock, both on the Grant Date and on each anniversary thereof (an "Annual Formula Award"). All options granted pursuant to the formula have an exercise price equal to the closing price of the Common Stock on the date the Initial Formula Award or the Annual Formula Award is granted, as the case may be (or if the market was closed on such date, then on the next preceding date on which the closing price was recorded), and expire on the earlier of: (a) ten years from the date the Initial Formula Award or the Annual Formula Awards is granted, as the case may be; or
(b) one year after the recipient ceases to be a member of the Board.

            The formula awards to be granted to Independent Directors pursuant to the 2001 Incentive Plan are the same awards that have been granted (and will continue to be granted) to Independent Directors pursuant to the 1994 Incentive Plan. If a current Independent Director received an Initial Formula Award under the 1994 Inventive Plan, that Independent Director will not receive an additional Initial Formula Award under the 2001 Incentive Plan. Independent Directors will not receive Annual Formula Awards under both the 1994 Incentive Plan and the 2001 Incentive Plan for a particular year. Independent Directors who have a Grant Date under the 1994 Incentive Plan will retain that Grant Date for purposes of the 2001 Incentive Plan. It is expected that Independent Directors will not be receiving formula awards under the 2001 Incentive Plan until the expiration of the 1994 Incentive Plan.

Change In Control

            Unless provided to the contrary in any award, all awards issued under the 2001 Incentive Plan will vest in full upon a change in control of the Company.

Amendment and Termination

            The 2001 Incentive Plan may from time to time be terminated, modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company present or represented and entitled to vote at a duly held shareholders meeting.

            The Board may at any time terminate the 2001 Incentive Plan or from time to time amend or modify the 2001 Incentive Plan; provided however, that the Board cannot make any material amendments to the 2001 Incentive Plan without the approval of at least the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Company.

            The 2001 Incentive Plan shall in all events terminate on July 18, 2011, unless sooner terminated by the Board or the Company's shareholders.

Federal Income Tax Consequences

            The following summary generally describes the principal federal (and not state and local) income tax consequences of awards granted under the 2001 Incentive Plan. It is general in nature and is not intended to cover all tax consequences that may apply to a particular person or to the Company. The provisions of the Code and the regulations thereunder relating to these matters are complicated and their impact in any one case may depend upon the particular circumstances. This discussion is based on the Code as currently in effect.

            The 2001 Incentive Plan is not subject to any of the requirements of ERISA, nor is it qualified under Section 401(a) of the Code.

            Non-Incentive Stock Options. If a Non-ISO is granted in accordance
            ---------------------------
with the terms of the 2001 Incentive Plan, no income will be recognized by the recipient at the time the option is granted. On exercise of a Non-ISO, the amount by which the fair market value of the Common Stock on the date of exercise exceeds the purchase price of such shares will generally be taxable to the holder as ordinary income, and will be deductible for tax purposes by the Company (or one of its subsidiaries) in the year in which the holder recognizes the ordinary income. The disposition of shares acquired upon exercise of a Non-ISO will ordinarily result in long-term or short-term capital gain or loss (depending on the applicable holding period) in an amount equal to the difference between the amount realized on such disposition and the sum of the purchase price and the amount of ordinary income recognized in connection with the exercise of the stock option.

            Incentive Stock Options. If an ISO is granted in accordance with the
            -----------------------
terms of the 2001 Incentive Plan, no income will be recognized by the recipient at time the ISO is granted. On exercise of an ISO, the holder will generally not recognize any income and the Company (or one of its subsidiaries) will generally not be entitled to a deduction for tax purposes. However, the difference between the purchase price and the fair market value of the shares received on the date of exercise will be treated as a positive adjustment in determining alternative minimum taxable income, which may subject the holder to the alternative minimum tax or to an increase in such tax. The disposition of shares acquired upon exercise of an ISO will ordinarily result in long-term capital gain or loss. However, if the holder disposes of shares acquired upon exercise of an ISO within two years after the date of grant or within one year after the date of exercise (a "disqualifying disposition"), the holder will generally recognize ordinary income and the Company (or one of its subsidiaries) will generally be entitled to a deduction for tax purposes, in the amount of the excess of the fair market value of the Common Stock on the date the ISO is so exercised over the purchase price (or the gain on sale, if less). Any excess of the amount realized by the holder on the disqualifying disposition over the fair market value of the shares on the date of exercise of the ISO will ordinarily constitute long-term or short-term capital gain (depending on the applicable holding period).

            Stock Appreciation Rights. The amount of any cash (or the fair
            -------------------------
market value of any Common Stock) received upon the exercise of SARs under the 2001 Incentive Plan will be includible in the holder's ordinary income and the Company (or one of its subsidiaries) will be entitled to a deduction for such amount.

            Restricted Shares. If restricted shares are awarded in accordance
            -----------------
with the terms of the 2001 Incentive Plan, no income will be recognized by such holder at the time such award is made unless the holder makes the 83b election referred to below. A holder who is awarded restricted shares and does not make an 83b election will be required to include in his ordinary income, as compensation, the fair market value of such restricted shares upon the lapse of the forfeiture provisions applicable thereto, plus the amount of any dividend equivalents on such restricted shares, less any amount paid therefor. At the time the restricted shares are first issued, the holder may elect (an "83b election") to include in his ordinary income, as compensation, the fair market value of such restricted shares at the time of receipt, less any amount paid therefor. A holder who makes an 83b election will not recognize income at the time of the lapse of the forfeiture provisions. Absent the making of the 83b election, any cash dividends or other distributions paid with respect to restricted shares prior to the lapse of the applicable restriction will be includible in the holder's ordinary income as compensation at the time of receipt. In each case, the Company (or one of its subsidiaries) will be entitled to a deduction in the same amount as the holder realizes compensation income.

            Internal Revenue Code Section 162(m) Limitations. Under Section
            ------------------------------------------------
162(m) of the Code, no deduction by the Company is allowed in any taxable year for compensation in excess of $1 million paid to the Company's Chief Executive Officer or any of the Company's other four most highly paid executive officers who were serving in such capacities as of the last day of such taxable year. An exception to this rule applies to compensation that is paid pursuant to a stock option plan approved by the Company's shareholders that specifies, among other things, the maximum number of shares with respect to which options may be granted to eligible participants under such plan during a specified period.

            If the Company's shareholders approve the adoption of the 2001 Incentive Plan, any of the Company's compensation expenses associated with the options granted under the 2001 Incentive Plan would not be subject to the deduction limitations for compensation in excess of $1 million under Section 162(m) of the Code.

Benefits under the 2001 Incentive Plan

            With the exception of formula awards granted to Independent Directors during the term of the 2001 Incentive Plan and subject to the limitations on the options that can be granted to any individual participant during the term of the 2001 Incentive Plan, the Compensation Committee has full discretion to determine the timing and recipients of any awards granted under the 2001 Incentive Plan and the number of shares subject to any such awards. The awards and benefits that will be granted to participants in the 2001 Incentive Plan are therefore not presently determinable except as described below.

            Assuming approval of this Proposal #2, during Fiscal 2001, the Board will grant to Mr. Wildrick options to purchase up to 350,000 shares of Common Stock under the 2001 Incentive Plan. The Company has no other present plans to issue other awards under the 2001 Incentive Plan during Fiscal 2001. However, the Company has customarily granted awards under the 1994 Incentive Plan to participants thereunder, including executive officers of the Company, at the discretion of the Board and/or the Compensation Committee. The Company expects to grant future awards under the 2001 Incentive Plan to participants thereunder, including executive officers of the Company, at the discretion of the Board and/or the Compensation Committee in accordance with the terms and conditions of the 2001 Incentive Plan.

            Under the 2001 Incentive Plan, formula awards will be granted to each person who becomes an Independent Director in accordance with the formula described above in the section of this Proxy Statement entitled "Formula Awards." It is expected that current Independent Directors will not receive formula awards under the 2001 Incentive Plan until the expiration of the 1994 Incentive Plan, at which time it is expected that such Independent Directors will receive Annual Formula Awards under the 2001 Incentive Plan. For a description of formula awards granted to current Independent Directors under the 1994 Incentive Plan, please refer to the section of this Proxy Statement entitled "Compensation of Directors."

                                Proposal No. 3
                                --------------
       Ratification of the Appointment of Independent Public Accountants

            Arthur Andersen LLP is the accounting firm which examined and reported on the Company's financial statements in Fiscal 2000. The Board has selected the firm of Arthur Andersen LLP as its independent public accountants for Fiscal 2001. A representative of Arthur Andersen LLP is expected to be present at the Meeting. Such representative will be given the opportunity to make a statement at the Meeting if he or she desires and is expected to be available to respond to appropriate questions.

Audit Fees

            Audit fees incurred by the Company during Fiscal 2000 in connection with Arthur Andersen LLP's review of the Company's annual financial statements and those financial statements included in the Company's quarterly reports on Form 10-Q totaled $101,000.

Financial Information Systems Design and Implementation Fees

            The Company did not engage Arthur Andersen LLP to provide advice to the Company regarding financial information systems design and implementation during Fiscal 2000.

All Other Fees

            Fees billed to the Company by Arthur Andersen LLP during Fiscal 2000 for all other non-audit services rendered to the Company totaled $579,000. Such non audit services included (a) assisting in the development and implementation of a new website for the Company; (b) researching and consulting on various tax matters; and (c) auditing the Company's 401(k) plan and union defined benefit plan.

            The Audit Committee has considered whether the provision of non-audit services by Arthur Andersen LLP is compatible with maintaining the independence of Arthur Andersen LLP. The Audit Committee has determined that the performance of such non-audit services did not impair the independence of Arthur Andersen LLP.

            The Board is seeking shareholder ratification of its appointment of Arthur Andersen LLP as its independent public accountants for Fiscal 2001. Shareholder ratification requires the affirmative vote of the holders of a majority of the shares present or represented and entitled to vote at the Meeting. The Board recommends a vote FOR the ratification of the appointment of Arthur Andersen LLP and it is intended that shares represented by the enclosed form of proxy will be voted in favor of the ratification of the appointment of Arthur Andersen LLP unless otherwise specified in such proxy. If shareholders do not ratify the appointment of Arthur Andersen LLP as the independent public accountants of the Company for Fiscal 2001 at the Meeting, the Board, on recommendation of its Audit Committee, may reconsider the appointment.

Shareholder Proposals

            Any shareholder who intends to present a proposal to be included in the Company's proxy statement for action at the Company's Annual Meeting of Shareholders scheduled to be held on June 11, 2002, must comply with and meet the requirements of Regulation 14a-8 of the Exchange Act. That regulation requires, among other things, that a proposal to be included in the Company's proxy statement for its annual meeting in 2002 must be received by the Company at its principal executive office, 500 Hanover Pike, Hampstead, Maryland 21074,
Attn: Charles D. Frazer, Esquire, by January 1, 2002. In addition, if a shareholder presents a proposal by March 12, 2002, Common Stock represented at such meeting by proxies solicited by the Board may be voted on such shareholder proposal in the discretion of the proxy holders.

Other Business

            The Board knows of no business that will come before the Meeting for action except as described in the accompanying Notice of Meeting. However, as to any such business, the persons designated as proxies will have discretionary authority to act in their best judgment.

            The Board encourages you to have your shares voted by signing and returning the enclosed form of proxy. The fact that you will have returned your proxy in advance will in no way affect your right to vote in person should you find it possible to attend. However, by signing and returning the proxy you have assured your representation at the Meeting. Thank you for your cooperation.

            THE BOARD HOPES THAT SHAREHOLDERS WILL ATTEND THE MEETING. WHETHER YOU PLAN TO ATTEND, YOU ARE URGED TO COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ACCOMPANYING ENVELOPE. PROMPT RESPONSE WILL GREATLY FACILITATE ARRANGEMENTS FOR THE MEETING AND YOUR COOPERATION WILL BE APPRECIATED.

                                  APPENDIX A
                            AUDIT COMMITTEE CHARTER

I.    Purpose

      The Audit Committee (the "Committee") is a committee of the Board of Directors (the "Board") of Jos. A. Bank Clothiers, Inc. (the "Company"). Its primary function is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information which will be provided to the stockholders and others, the systems of internal controls which management and the Board have established and the audit process. In doing so, it is the responsibility of the Committee to provide an open avenue of communication between the Board, management and the outside auditors.

II.   Organization

      a. Members of the Committee shall be appointed by the Board. Each member shall serve until the earlier to occur of the date on which he or she shall (1) be replaced by the Board; (2) resign from the Committee; or (3) resign from the Board.

      b. The Committee shall have at least three members and shall be comprised solely of independent directors (except as otherwise permitted by applicable law, rule or regulation). Each member shall be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement or will become able to do so within a reasonable period of time after his or her appointment to the Committee.

      c. At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the individual's financial sophistication, including being or having been a chief executive officer, chief financial officer or other senior officer with financial oversight responsibilities.

      d. As used in this charter, "independent director" means a director who is not an officer or employee of the Company or its subsidiaries and does not have a relationship which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. The following persons shall not be considered independent:

         1. a director who is employed by the Company or any of its affiliates for the current year or any of the past three years;

         2. a director who accepts any compensation from the Company or any of its affiliates in excess of $60,000 during the previous fiscal year, other than compensation for board service, benefits under a tax-qualified retirement plan or non-discretionary compensation;

         3. a director who is a member of the immediate family of an individual who is, or has been in any of the past three years, employed by the Company or any of its affiliates as an executive officer. Immediate family includes a person's spouse, parents, children, siblings, mother-in- law, father-in-law, brother-in-law, sister-in-law, son-in-law, daughter-in-law and anyone who resides in such person's home;

         4. a director who is a partner in, or a controlling stockholder or an executive officer of, any for-profit organization to which the Company made, or from which the Company received, payments (other than those arising solely from investments in the Company's securities) that exceed 5% of the Company's or business organization's consolidated gross revenues for that year, or $200,000 whichever is more, in any of the past three years; or

         5. a director who is employed as an executive of another entity where any of the Company's executives serve on that entity's compensation committee.

     e. The Board shall appoint one of the members of the Committee as Chairperson. It is the responsibility of the Chairperson to schedule all meetings of the Committee and provide the committee with a written agenda for all meetings.

III. Rights and Responsibilities

     a.  General

         1. The Committee shall have the power to conduct or authorize investigations into any matter within the Committee's scope of responsibilities. The Committee shall have unrestricted access to members of management and all information relevant to its responsibilities.

         2. The Committee shall meet at least 3 times per year or more frequently as circumstances require. The Committee may ask members of management or others to attend the meetings and provide pertinent information as necessary.

         3. The Committee shall report its actions to the Board with such recommendations as the Committee may deem appropriate.

         4. The Committee shall review and reassess the adequacy of this charter at least annually.

         5. The Committee shall perform such other functions assigned by law, the Company's charter or bylaws or the Board.

         6. The Committee shall meet with the outside auditor, in separate executive sessions, to discuss any matters that the Committee or the outside auditor believe should be discussed privately.

     b.  Internal Controls and Risk Assessment

         1. The Committee shall consider and review with management and the outside auditor the effectiveness of or weaknesses in the Company's internal controls, including computerized information system controls and security, the overall control environment and accounting and financial controls.

         2. The Committee shall consider and review with management and the outside auditor any related significant findings and recommendations of the outside auditor, together with management's responses thereto.

     c.  Outside Auditor

         1. The Board and the Committee, as the representatives of the stockholders, have the ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditor (or to nominate the outside auditor to be proposed for stockholder approval in any proxy statement). In this regard, the Committee shall recommend to the Board the outside auditor to be nominated.

         2. The outside auditor's ultimate accountability is to the Board and the Committee, as representatives of the stockholders.

            3. The Committee shall review and approve the discharge of the outside auditor.

            4. The Committee shall review the scope and approach of the annual audit with the outside auditor.

            5. The Committee shall instruct the outside auditor to communicate directly to the Committee any serious difficulties or disputes with management.

            6. The Committee shall receive from the outside auditor a formal written statement delineating all relationships between the outside auditor and the Company, consistent with applicable standards. The statement shall include a description of all services provided by the outside auditor and the related fees.

            7. The Committee shall actively engage in a dialogue with the outside auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the outside auditor and the related fees.

            8. The Committee shall take, or recommend that the Board take, appropriate action to oversee the independence of the outside auditor.

      d.    Financial Reporting

            Prior to the filing of quarterly and annual financial statements, and in conjunction with the annual audit and quarterly review performed by the outside auditor, the Committee shall review with management and the outside auditor:

            1. The Company's annual financial statements and related footnotes.

            2. The outside auditor's audit of the financial statements and related report thereon.

            3. Any significant changes required in the outside auditor's audit plan.

            4. Any significant difficulties or disputes with management encountered during the course of the annual audit or quarterly review.

            5. The existence of significant estimates and judgments underlying the financial statements, including the rationale behind those estimates as well as the details on material accruals and reserves, and the Company's accounting principles.

            6. The overall quality, not just the acceptability, of the Company's accounting principles as applied in its financial reporting.

            7. Other matters related to the conduct of the audit which are to be communicated to the Committee under generally accepted auditing standards.

      e.    Compliance with Laws and Regulations

            1. The Committee shall ascertain whether the Company has an effective process for determining risks and exposures from asserted and unasserted litigation and claims and from noncompliance with laws and regulations.

            2. The Committee shall review with the Company's general counsel and others any legal, tax or regulatory matters that may have a material impact on Company operations and the financial statements, related Company compliance policies, and programs and reports received from regulators.

                                  APPENDIX B
                          JOS. A. BANK CLOTHIERS INC.
                         2001 LONG-TERM INCENTIVE PLAN
                    (As Adopted by the Board of Directors)
                       (Subject to Stockholder Approval)

I.    Purpose

      The purpose of the Jos. A. Bank Clothiers Inc. 2001 Long-Term Incentive Plan (the "Plan") is to attract and retain and provide incentives to employees, officers, directors and consultants of the Corporation, and to thereby increase overall stockholders' value. The Plan generally provides for the granting of stock, stock options, stock appreciation rights, restricted shares or any combination of the foregoing to the eligible participants.


II.   Definitions

      (a) "Award" includes, without limitation, stock options (including incentive stock options within the meaning of Section 422(b) of the Code), stock appreciation rights, dividend equivalent rights, stock awards, restricted share awards, or other awards that are valued in whole or in part by reference to, or are otherwise based on, the Common Stock ("other Common Stock-based Awards"), all on a stand alone, combination or tandem basis, as described in or granted under this Plan.

      (b) "Award Agreement" means a written agreement setting forth the terms and conditions of each Award made under this Plan.

      (c) "Board" means the Board of Directors of the Corporation.

      (d) A "Change of Control" shall be deemed to have occurred if, as a result of a single transaction or a series of transactions, (A) any "person" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act), other than a trustee or other fiduciary holding securities under any employee benefit plan of the Corporation or an entity owned, directly or indirectly, by the stockholders of the Corporation (including any nominee corporation that holds shares of the Corporation on behalf of the beneficial owners of such corporation), in substantially the same proportions as their ownership of stock of the Corporation, is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Corporation representing 51% or more of the combined voting power of the Corporation's then outstanding securities; or (B) the stockholders of the Corporation approve a merger or consolidation of the Corporation with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Corporation or such surviving entity outstanding immediately after such merger or consolidation, or (C) the stockholders of the Corporation approve a plan of complete liquidation of the Corporation or an agreement for the sale or disposition by the Corporation of all or substantially all the Corporation's assets.

      (e) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      (f) "Committee" means the Compensation Committee of the Board or such other committee of the Board as may be designated by the Board from time to time to administer this Plan the members of which shall consist solely of members of the Board who are "disinterested persons" within the meaning of Rule 16b-3 of the Exchange Act and are "outside directors" for purposes of Code Section 162(m)(4)(C) of the Code.

      (g) "Common Stock" means the common stock of the Corporation, par value $.01 per share.

      (h) "Corporation" means Jos. A. Bank Clothiers Inc., a Delaware corporation.

      (i) "Employee" means an employee of the Corporation or a Subsidiary.

      (j) "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

      (k) "Fair Market Value" means the closing price for the Common Stock as officially reported on the relevant date (or if there were no sales on such date, on the next preceding date on which such closing price was recorded) by the principal national securities exchange on which the Common Stock is listed or admitted to trading, or, if the Common Stock is not listed or admitted to trading on any such national securities exchange, the closing price as furnished by the National Association of Securities Dealers through NASDAQ or a similar organization if NASDAQ is no longer reporting such information, or, if the Common Stock is not quoted on NASDAQ, as determined in good faith by resolution of the Board (whose determination shall be conclusive), based on the best information available to it.

      (l) "Participant" means an Employee, officer, director or consultant who has been granted an Award under the Plan.

      (m) "Plan Year" means a twelve-month period beginning with July 1 of each year.

      (n) "Subsidiary" means any corporation or other entity, whether domestic or foreign, in which the Corporation has or obtains, directly or indirectly, a proprietary interest of more than 50% by reason of stock ownership or otherwise.

III.  Eligibility

      Any Employee, officer, director or consultant of the Corporation or a Subsidiary selected by the Committee is eligible to receive an Award.

IV.   Plan Administration

      (a) Except as otherwise determined by the Board, the Plan shall be administered by the Committee. The Board, or the Committee to the extent determined by the Board, shall periodically make determinations with respect to the participation of Employees, officers, directors and consultants in the Plan and, except as otherwise required by law or this Plan, grant the terms of Awards, including vesting schedules, price, restriction or option periods, dividend rights, post-retirement and termination rights, payment alternatives such as cash, stock, contingent awards or other means of payment consistent with the purposes of this Plan, and such other terms and conditions as the Board or the Committee deems appropriate which shall be contained in an Award Agreement with respect to a Participant.

      (b) The Committee shall have authority to interpret and construe the provisions of the Plan and any Award Agreement and make determinations pursuant to any Plan provision or Award Agreement which shall be final and binding on all persons. No member of the Committee shall be liable for any action or determination made in good faith, and the members shall be entitled to indemnification and reimbursement in the manner provided in the Corporation's Certificate of Incorporation, as it may be amended from time to time.

      (c) The Committee shall have the authority at any time to provide for the conditions and circumstances under which Awards shall be forfeited.

V.    Capital Stock Subject to the Provisions of this Plan

      (a) The capital stock subject to the provisions of this Plan shall be shares of authorized but unissued Common Stock and shares of Common Stock held as treasury stock. Subject to adjustment in accordance with the provisions of
Section X, and subject to Section V(c) below, the total number of shares of Common Stock for grants of Awards, as of May 22, 2001, shall be 650,000 and thereafter the shares of Common Stock subject to the Plan shall be automatically adjusted at the end of each fiscal quarter of the Company to be reduced by the number of shares of Common Stock issued during any such fiscal quarter upon exercise of options theretofore granted pursuant to the Plan. The Treasurer of the Company shall maintain a ledger showing at any time the number of shares of Common Stock then subject to the provisions of the Plan.

      (b) Any shares ceasing to be subject to an option because of the surrender of such option in lieu of exercise shall become again available for Awards under the Plan. The grant of a restricted share Award shall be deemed to be equal to the maximum number of shares which may be issued under the Award. Awards payable only in cash will not reduce the number of shares available for Awards granted under the Plan.

      (c) There shall be carried forward and be available for Awards under the Plan, in addition to shares available for grant under paragraph (a) of this
Section V, all of the following: (i) any unused portion of the limit set forth in paragraph (a) of this Section V; (ii) shares represented by Awards which are cancelled, forfeited, surrendered, terminated, paid in cash or expire unexercised; and (iii) the excess amount of variable Awards which become fixed at less than their maximum limitations.

VI.   Awards Under This Plan

      (a) Discretionary Awards. As the Board or Committee may determine, the
          --------------------
following types of Awards and other Common Stock-based Awards may be granted under this Plan on a stand alone, combination or tandem basis:

          (i) Stock Option. A right to buy a specified number of shares of Common Stock at a fixed exercise price during a specified time, all as the Committee may determine; provided that the exercise price of any option shall not be less than 100% of the Fair Market Value of the Common Stock on the date of grant of the Award.

          (ii) Incentive Stock Option. An Award in the form of a stock option which shall comply with the requirements of Section 422 of the Code or any successor section as it may be amended from time to time. Subject to adjustment in accordance with the provisions of Section X, the aggregate number of shares which may be subject to incentive stock option Awards under this Plan shall not exceed 650,000 shares, subject to Section V above. To the extent that Section 422 of the Code requires certain provisions to be set forth in a written plan, said provisions are incorporated herein by this reference.

          (iii) Stock Appreciation Right. A right, which may or may not be contained in the grant of a stock option or incentive stock option, to receive the excess of the Fair Market Value of a share of Common Stock on the date the option is surrendered over a value contained in the Award Agreement.

          (iv) Restricted Shares. A transfer of Common Stock to a Participant subject to forfeiture until such restrictions, terms and conditions as the Committee may determine are fulfilled.

          (v) Dividend or Equivalent. A right to receive dividends or their equivalent in value in Common Stock, cash or in a combination of both with respect to any new or previously existing Award.

          (vi) Stock Award. An unrestricted transfer of ownership of Common Stock which may only be made to Employees.

          (vii) Other Stock-Based Awards. Other Common Stock-based Awards which are related to or serve a similar function to those Awards set forth in this
Section VI(a).

      (b) Formula Awards. Each member of the Board who is not, on the date on
          --------------
which any option is to be granted pursuant to this paragraph (b) to such member, an Employee (an "Independent Director") shall be granted stock options (which shall not comply with the requirements of Section 422 of the Code) in accordance with the following formula: (i) a stock option to acquire 20,000 shares of Common Stock shall be granted on the Grant Date (defined below) at the Exercise Price (defined below) which option shall become exercisable as to 4,000 shares on the January 1 next following the Grant Date and as to an additional 4,000 shares on each January 1 thereafter through the fourth such January 1 and (ii) a stock option to acquire 1,000 shares of Common Stock shall be granted on the Grant Date and on each anniversary thereof at the Exercise Price which options shall be exercisable immediately upon grant. Notwithstanding the foregoing, in the event an Independent Director fails to attend at least 75% of the Board meetings in any calendar year, such person shall automatically forfeit his right to exercise that portion of the option provided for in clause (i) above that would have otherwise become exercisable on the next following January 1 which portion shall cease to be of any force or effect. For purposes of this Section VI(b), "Grant Date" shall mean the date of a person's election to the Board, and "Exercise Price" shall mean (A) the Fair Market Value of the Common Stock on the respective Grant Dates with respect to each option granted pursuant to clause
(i) above and (B) the Fair Market Value of the Common Stock on each date of grant with respect to options granted pursuant to clause (ii) above. Options granted pursuant to this Section VI(b) shall expire and cease to be of any force or effect on the earlier of the tenth anniversary of the date any such option was granted or the first anniversary of the date on which an optionee ceases to be a member of the Board. The provisions of this Section VI(b) shall not apply to Independent Directors until the expiration of the Corporation's 1994 Long-Term Incentive Plan. If an Independent Director receives options pursuant to
Section VI(b) of the Corporation's 1994 Long-Term Incentive Plan for a particular year, he or she shall not be entitled to receive any options which he or she otherwise may be entitled to receive under this Section VI(b) for that particular year. Any Independent Director who was a director of the Corporation prior to the implementation of this Plan or otherwise received options pursuant to Section VI(b)(i) of the Corporation's 1994 Long-Term Incentive Plan: (x) shall not be entitled to receive any options pursuant to Section VI(b)(i) of this Plan and (y) shall retain the same Grant Date he or she had with respect to the Corporation's 1994 Long-Term Incentive Plan for purposes of options granted under Section VI(b)(ii) of this Plan.

VII.  Award Agreements

      Each Award under the Plan shall be evidenced by an Award Agreement setting forth the terms and conditions of the Award and executed by the Corporation and Participant.

VIII. Other Terms and Conditions

      (a) Assignability. No Award shall be assignable or transferable except by
          -------------
will or by the laws of descent and distribution and during the lifetime of a Participant, the Award shall be exercisable only by such Participant.

      (b) Termination of Employment. The Committee shall determine the
          -------------------------
disposition of the grant of each Award in the event of the retirement, disability, death or other termination of a Participant's employment or other relationship with the Corporation or a Subsidiary.

      (c) Rights as a Stockholder. A Participant shall have no rights as a
          -----------------------
stockholder with respect to shares covered by an Award until the date the Participant is the holder of record. No adjustment will be made for dividends or other rights for which the record date is prior to such date.

      (d) No Obligation to Exercise. The grant of an Award shall impose no
          -------------------------
obligation upon the Participant to exercise the Award.

      (e) Payments by Participants. The Committee may determine that Awards for
          ------------------------
which a payment is due from a Participant may be payable: (i) in U.S. dollars by personal check, bank draft or money order payable to the order of the Corporation, by money transfers or direct account debits; (ii) through the delivery or deemed delivery based on attestation to the ownership of shares of Common Stock with a Fair Market Value equal to the total payment due from the Participant; (iii) pursuant to a broker-assisted "cashless exercise" program if established by the Corporation; (iv) by a combination of the methods described in (i) through (iii) above; or (v) by such other methods as the Committee may deem appropriate.

      (f) Withholding. Except as otherwise provided by the Committee, (i) the
          -----------
deduction of withholding and any other taxes required by law will be made from all amounts paid in cash and (ii) in the case of payments of Awards in shares of Common Stock, the Participant shall be required to pay the amount of any taxes required to be withheld prior to receipt of such stock, or alternatively, a number of shares the Fair Market Value of which equals the amount required to be withheld may be deducted from the payment.

      (g) Maximum Awards. The maximum number of shares of Common Stock that may
          --------------
be issued to any single Participant pursuant to options under this Plan during the ten year term of this Plan is 500,000.

      (h) Change of Control. Unless provided to the contrary in any Award, all
          -----------------
Awards granted under the Plan shall vest in full upon a Change of Control.

IX.   Termination, Modification and Amendments

      (a) The Plan may from time to time be terminated, modified or amended by the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Corporation present or represented and entitled to vote at a duly held stockholders meeting.

      (b) The Board may at any time terminate the Plan or from time to time make such modifications or amendments of the Plan as it may deem advisable; provided, however, that the Board shall not make any material amendments to the Plan without the approval of at least the affirmative vote of the holders of a majority of the outstanding shares of the capital stock of the Corporation present or represented and entitled to vote at a duly held stockholders meeting.

      (c) No termination, modification or amendment of the Plan may adversely affect the rights conferred by an Award without the consent of the recipient thereof.

X.    Recapitalization

      The aggregate number of shares of Common Stock as to which Awards may be granted to Participants, the number of shares thereof covered by each outstanding Award and by each option award granted or to be granted in accordance with the formula set forth in paragraph (b) of Section VI hereof, and the price per share thereof in each such Award, shall all be proportionately adjusted for any increase or decrease in the number of issued shares of Common Stock resulting from a subdivision or consolidation of shares or other capital adjustment, or the payment of a stock dividend or other increase or decrease in such shares, effected without receipt of consideration by the Corporation, or other change in corporate or capital structure; provided, however, that any fractional shares resulting from any such adjustment shall be eliminated. The Committee may also make the foregoing changes and any other changes, including changes in the classes of securities available, to the extent it is deemed necessary or desirable to preserve the intended benefits of the Plan for the Corporation and the Participants in the event of any other reorganization, recapitalization, merger, consolidation, spin-off, extraordinary dividend or other distribution or similar transaction.

XI.   No Right to Employment

      No person shall have any claim or right to be granted an Award, and the grant of an Award shall not be construed as giving a Participant the right to be retained in the employ of, or in the other relationship with, the Corporation or a Subsidiary. Further, the Corporation and each Subsidiary expressly reserve the right at any time to dismiss a Participant free from any liability, or any claim under the Plan, except as provided herein or in any Award Agreement issued hereunder.

XII.  Governing Law

      To the extent that federal laws do not otherwise control, the Plan shall be construed in accordance with and governed by the laws of the State of Delaware.

XIII. Savings Clause

      This Plan is intended to comply in all aspects with applicable laws and regulations, including, those with respect to Employees who are officers or directors for purposes of Section 16 of the Exchange Act and Rule 16b-3 under the Exchange Act. In case any one or more of the provisions of this Plan shall be held invalid, illegal or unenforceable in any respect under applicable law and regulation (including Rule 16b-3), the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and the invalid, illegal or unenforceable provision shall be deemed null and void; however, to the extent permissible by law, any provision which could be deemed null and void shall first be construed, interpreted or revised retroactively to permit this Plan to be construed in compliance with all applicable laws (including Rule 16b-3) so as to foster the intent of this Plan.

XIV.  Effective Date and Term

      The effective date of this Plan is July 19, 2001. The Plan shall terminate on July 18, 2011. No awards shall be granted after the termination of the Plan.

                         JOS. A. BANK CLOTHIERS, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned hereby appoints Robert N. Wildrick and Charles D. Frazer, or either of them, as Proxy or Proxies of the undersigned, each with full power of substitution and resubstitution, to vote all shares of Common Stock, $.01 par value per share, of Jos. A. Bank Clothiers, Inc. (the "Company") held of record by the undersigned on May 24, 2001 at the Annual Meeting of Stockholders to be held at the Company's corporate office, 500 Hanover Pike, Hampstead, Maryland on July 19, 2001 at 10:00 A.M. Eastern Time, or at any adjournments thereof, as directed below, and in their discretion on all other matters coming before the meeting.
Please mark boxes [ ] in blue or black ink.

    1. Election of one director:  Gary S. Gladstein
       (Mark only one of the two boxes for this item)

       [ ] VOTE FOR the nominee named above

                  (OR)

       [ ] VOTE WITHHELD as to the nominee named above.

    2. Ratification of the adoption of the Jos. A. Bank Clothiers, Inc. 2001 Long-Term Incentive Plan.
       (Mark only one of the three boxes for this item)
                                         FOR       AGAINST      ABSTAIN
                                         [ ]         [ ]          [ ]

    3. Ratification of Arthur Andersen LLP as the Company's independent auditors for fiscal year ending February 2, 2002:
       (Mark only one of the three boxes for this item)
                                         FOR       AGAINST      ABSTAIN
                                         [ ]         [ ]          [ ]

    In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting. When properly executed, this Proxy will be voted as directed. If no direction is made, this Proxy will be voted "FOR" the nominee and both said ratifications.

    Please mark, date, sign and return this Proxy promptly in the enclosed envelope.

    Please sign exactly as name appears on the shares being voted. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, guardian or in other representative capacity, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

                                           Date:                      2001
                                                --------------------,

                                           ----------------------------------
                                           Signature

                                           ----------------------------------
                                           Print Name(s)

                                           ----------------------------------
                                           Signature, if held jointly